Exhibit 99.1

Contact: Max Shevitz	FOR IMMEDIATE RELEASE
President
Tel. 703/925-5590
Email. max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL ANNOUNCES FIRST QUARTER FY 2013 RESULTS

RESTON, Va., February 7, 2013 – Learning Tree International (NASDAQ: LTRE) announced today its revenues and results of operations for its first quarter of fiscal year 2013, which ended December 28, 2012.

In its first quarter of fiscal year 2013, Learning Tree reported revenues of $33.3 million, loss from operations of $1.4 million, and net loss of $1.4 million or $0.11 per share. These results compare with revenues of $35.0 million, income from operations of $2.8 million and net income of $1.8 million, or $0.14 per share in its first quarter of fiscal year 2012.

“We continue to make progress on re-focusing our company toward long term growth and profitability” said Learning Tree President Max Shevitz. “Some of these efforts result in one-time costs such as the closing of our El Segundo, CA office that resulted in a restructuring charge of $1.4 million in our first quarter. Also in our first quarter, we incurred two other unusual costs: expenditures of $0.8 million by the Special Committee of our Board of Directors to evaluate two proposals and other expressions of interest to acquire the company; and additional direct costs of $0.4 million as a result of Hurricane Sandy. Despite these costs and the adverse first quarter revenue impacts of both Hurricane Sandy and the uncertainty surrounding federal spending, we remain optimistic that the initiatives we have taken in course quality, sales, and marketing, have the potential to improve future revenues and profitability.”

Webcast

An investor conference call to discuss first quarter fiscal year 2013 results is scheduled for 4:30 p.m. (EST) February 7, 2013. Interested parties may access the conference call via live webcast at: www.learningtree.com/investor. The webcast will also be available for replay at: www.learningtree.com/investor.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, management and business skills. Courses are offered at Learning Tree Education Centers and training locations around the world, on-site at client facilities, or via the Internet with Learning Tree AnyWare™, the company’s web-based, remote-attendance platform. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read Item 1A carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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Release Summary: Learning Tree International announced today its revenues and results of operations for its first quarter of fiscal year 2013, which ended December 28, 2012.

1-888-THE-TREE (843-8733) | www.learningtree.com

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES	Table 1
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 28, 2012	December 30, 2011
Revenues	$33,290	$34,975
Cost of revenues	16,421	15,634

Gross profit	16,869	19,341

Operating expenses:
Course development	2,101	2,121
Sales and marketing	7,805	7,510
General and administrative	8,327	6,889

Total operating expenses	18,233	16,520

Income (loss) from operations	(1,364)	2,821

Other income (expense), net	(19)	46

Income (loss) before income taxes	(1,383)	2,867
Provision for income tax	33	1,032

Net income (loss)	$(1,416)	$1,835

Earnings (loss) per share—diluted	$(0.11)	$0.14

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	December 28, 2012	September 28, 2012
	(unaudited)

Cash and cash equivalents	$29,105	$25,784
Available for sale securities	1,018	6,131
Trade accounts receivable, net	15,849	16,831
Prepaid expenses and other	8,946	8,552

Total current assets	54,918	57,298
Depreciable assets, net and other	24,567	31,748

Total assets	$79,485	$89,046

Accounts payable and accrued liabilities	$18,754	$20,264
Deferred revenues	29,825	31,899

Total current liabilities	48,579	52,163
Other	7,862	12,377

Total liabilities	56,441	64,540

Stockholders’ equity	23,044	24,506

Total liabilities and stockholders’ equity	$79,485	$89,046